EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 2-94654, 33-13785, 33-23098, 33-23099, 33-65026, 33-79024, 333-38453, 333-57691, 333-36658, 333-92458, 333-103970, 333-110083 and 333-119105) on Form S-8 and Registration Statements (Nos. 333-09681, 333-33198, 333-42140, 333-50542, 333-58930, 333-73206, 333-101745, 333-106179, 333-107752, 333-108369 and 333-114325) on Form S-3 of MGI PHARMA, Inc. of our report dated June 4, 2004, with respect to the consolidated financial statements of Zycos, Inc. included in this Form 8-K/A, dated September 3, 2004.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 15, 2004